EXHIBIT 99-2


                                   HUBCO, INC.

                            DIVIDEND INVESTMENT PLAN

                         (as amended effective 10/1/98)










                                   HUBCO, INC.
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430


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Putting Your Dividends to Work Building Your Capital

    How often does your dividend money get wasted on nonessentials or get used for normal day-to-day expenses that could be covered by other income?

    Now there's a simple low-cost way of using your dividends to make your capital grow, a way to systematically invest your dividends in additional shares of HUBCO, Inc. ("HUBCO") common stock, HUBCO's new Dividend Investment Plan and it's available to you as a holder of HUBCO common stock.

The Plan--How It Works

    All that is needed is your authorization (as per the enclosed authorization form). From then on your dividends are automatically given to American Stock Transfer & Trust Company for investment. American Stock Transfer & Trust Company buys common shares of HUBCO at the prevailing market price and credits your plan account with whole and fractional shares computed to the third decimal place.

    The shares held for you are voted by American Stock Transfer & Trust Company automatically in the same manner as are the shares you hold in your name.

Additional Cash Payments

    Under the plan you may add to your investment with voluntary cash payments. After the first dividend is invested in your plan account, you may send American Stock Transfer & trust Company amounts from $10 up to a maximum of $20,000 in any one quarter. Payments may be made at any time, as often or as seldom as you choose. The payments are added to your dividend cash and used to purchase HUBCO common shares on the last business day of the month. Voluntary payments held by American Stock Transfer & Trust Company until invested do not earn interest.

    The usual dividend payment dates at HUBCO are the first day of March, June, September and December. Uninvested voluntary cash will be refunded if American Stock Transfer & Trust Company receives your request at least two business days before the purchase.

Taxability of Dividends

    The fact that dividends automatically are invested under the plan does not relieve the participant of any liability for taxes which may be otherwise payable on such dividends.

Fees to Participants

    American  Stock  Transfer  &  Trust  Company  will  act as  agent  for  Plan
Participants when purchasing shares, which will be bought only on the open market of in negotiated transactions and will not under any circumstances be purchased from the Company. HUBCO pays the Plan administration fees; you are charged only your proportionate share of brokerage costs for each transaction occurring after September 30, 1998. Since purchases are made on a pooled basis, transaction costs should be less than those associated with individual purchases of small numbers of shares.

**Special IRS Ruling

    There was a recent ruling issued by Internal Revenue Service that any fees or commissions absorbed by HUBCO for this plan would be taxable to each individual participant on a pro rata basis. At the present time the maximum fee is $6 per annum.

Here Are Six Benefits to You of the Dividend Investment Plan

1.  Systematic Investment
        Most financial advisors agree that the best long-term investment plan is a systematic one that results in dollar cost averaging. That's what you have when shares are bought at regular intervals as dividends are paid. Your money is invested promptly in shares of HUBCO common stock. There's nothing for you to remember and no paperwork to worry about.

2.  You Can Buy Fractional Shares

        Even if your dividend isn't big enough to buy a whole share of HUBCO common stock, you are credited with a fractional share computed to three decimal places. Fractional shares of HUBCO common stock start earning dividends with the next dividend payment, just the way full shares do.

3.  Additional Cash Payments

        You may make additional cash payments either on a systematic basis, or from time to time, as you desire. You may even authorize automatic monthly voluntary payments to the Dividend Investment Plan through electronic funds transfer from your checking or savings account. Please refer to the section entitled "Additional Cash Payments" for more information.

4.  Record Keeping Simplified

        Shares purchased for you are held in safekeeping and you receive a record of all transactions relating to your account.

5.  Safe Keeping

Once you sign up for the Dividend Investment Plan, you may deposit your certified shares into the Plan for safekeeping to avoid the possibility of loss, destruction or theft.

6.  No Permanent Commitment

        You can terminate your participation in the Plan at any time up to the next dividend record date. Just write to American Stock Transfer & Trust Company. If you terminate, stock certificates for full shares of HUBCO common stock will be issued in your name or, if you so direct, they will be sold for you at the then current market price. Any fractional shares at the time of termination will be converted to cash on the basis of such current market price. A check for the proceeds will be sent to you.

How to Get Started

    It's easy to start investing your dividends. Simply fill in the enclosed authorization card and mail it in the envelope provided to:

                     American Stock Transfer & Trust Company
                        Dividend Reinvestment Department
                           40 Wall Street, 46th Floor
                            New York, New York 10005

Your next HUBCO dividend will be sent by HUBCO direction to American Stock Transfer & Trust Company. Please--Send nothing else but the authorization card.

    All correspondence for or questions about the Plan should be sent to American Stock Transfer & Trust Company at the above address and should include a reference to HUBCO, Inc. Please do not send correspondence to HUBCO.
The Plan is being administered by American Stock Transfer & Trust Company

    To start your investment with a specific dividend your authorization card should be in American Stock Transfer & Trust Company's hands prior to the record date for that dividend. If cards are received after the record date, your participation in the Plan will begin the next dividend.

Terms and Conditions of Dividend Investment Plan for Shareholders of HUBCO, Inc.

1. American Stock Transfer & Trust Company ("ASTC") will establish a Dividend Investment Account (the "Account") for each shareholder authorizing his or her participation in the Dividend Investment Plan (the "Plan") for shareholders of HUBCO, Inc. ASTC will credit the Account of each participant (the "Participant") in the Plan funds received by ASTC from each of the following three sources:

    (a) all cash dividends ("Dividends") received from HUBCO, Inc.

        (i)by ASTC as agent for the Participant on all shares of HUBCO Common Stock ("Common Stock") registered in Participant's name on the books of HUBCO, Inc., and

        (ii) by ASTC on all full shares of Common Stock and fractional share equivalents credited to the Participant's Account;

    (b) all Voluntary Cash Payments pursuant to Item (c) below received by ASTC from the Participant; and (c) the proceeds received by ASTC from the sale of Dividend Securities pursuant to Item 11 below.

2. Acting as agent for each Participant, ASTC will apply the funds credited to the Participant's Account pursuant to Item 1 above to the purchase of shares of Common Stock and fractional share equivalents (the "Additional Shares") and will credit the number of Additional Shares so purchased to the Participant's Account. As provided in Items 3 and 11 below, Additional Shares may be purchased for Participant's Account with the credited funds received by ASTC from any source specified in item (a) above in respect of all Participants in the Plan or with the combined funds from two or three such sources in respect of such Participants. The price at which ASTC shall be deemed to have acquired Additional Shares for the Participant's Account shall be the average price of all Additional Shares purchased by it as agent for all Participants in the Plan with the funds from each source being separately applied, or with the combined funds of all sources being concurrently applied, as the case may be.

3. After the first Dividend has been applied by ASTC under the Plan to purchase of Additional shares for the Participant's Account, the Participant, at his or her option, may, from time to time, send a check or money order payable to American Stock Transfer & Trust Company in the amount of $10 up to a maximum of $20,000 in any quarter ("Voluntary Cash Payment"), accompanied by a written instruction, in the form of the tear off portion attached to the Statement described in Item 4 below, to apply such Voluntary Cash Payment to the purchase of Additional Shares for the Participant's Account. ASTC will credit such Voluntary Cash payments to the Account of the Participant and apply such funds to the purchase of Additional Shares for the Participant's Account on the last business day of each month.

    ASTC will apply all the Voluntary Cash Payments which are invested on a monthly basis on the last business day of each month.

4. As soon as practicable after each Dividend has been applied to the purchase of Additional Shares, ASTC will mail to each Participant a statement (the "Statement") describing the transaction in the Participant's Account subsequent to those described on the previous Statement.

5. Purchase of Additional Shares pursuant to the Plan may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market, or in negotiated transactions, and may be on such terms as to price, delivery and otherwise, and will be executed through such brokers, as ASTC may determine. In making purchases of Additional Shares pursuant to Item 2 above and in making sales of Dividend Securities pursuant to Item 11 below for the Participant's Account, ASTC will commingle the Participant's funds with those of all other Participant's in the Plan. ASTC will hold the Additional Shares of all Participants in the Plan in the name of its nominee. ASTC shall have no responsibility for any fluctuation in the market value of the Additional Shares purchased for the Participant's Account.

6. No certificates representing the Additional Shares purchased for the Participant Account will be issued to the Participant unless Participant so requests or until Participant's Account is terminated and Participant so elects as provided in Item 9 below. Such requests and elections must be made in writing to ASTC and, in the case of requests, must be made after the purchase of the Additional Shares for the Participant's Account to which such request relates. No charge will be made for the issuance of one or more certificates for all or part of the full Additional Shares credited to the Participant's Account. No certificate will be issued for a fraction of an Additional Shares.

7. ASTC will make every effort to apply the whole amount of the funds available in the Participant's Account to the purchase of Additional Shares on the last business day of each month, and (except in the case of Voluntary Cash payments) in any event prior to the next ensuing dividend date, unless any applicable Federal securities or other laws may curtail or suspend the purchase of Additional Shares by ASTC. If such curtailment or suspension continues for a period longer than 90 days, ASTC will promptly mail to the Participant a check payable to Participant's order in the amount of any unapplied funds in the Participant's Account.

8. The fact that Dividends automatically are invested under the Plan does not relieve the Participant of any liability for taxes which may be otherwise payable on such Dividends.

9. Participation in the Plan may be terminated either by ASTC or by the Participant at any time by the giving of written notice as provided in Item 15 below; provided that ASTC may apply any funds in the Participant's Account to the purchase of Additional Shares. Together with the giving of written instructions by the Participant to ASTC to terminate his Account or in written response to ASTC notice of termination of his Account, the Participant shall elect whether he wishes to receive a certificate or certificates representing the full Additional Shares accumulated in Participant's Account or direct the agent to sell all or part of such shares and deliver to Participant the proceeds of such sale. Shares so to be sold may be aggregated with those of other terminating Participants, in which case the proceeds to each Participant will be based on the average sales price. In every case of termination, fractions of Additional Shares accumulated in the Participant's Account will be paid for in cash at the Settlement Price. The Settlement Price for any fractions of Additional Shares accumulated in the Participant's Account will be the current market price of the Common Stock on the date of termination of participation in the Plan.

10. If the Participant disposes of all shares of HUBCO stock registered in such Participant's name on the books of HUBCO, ASTC may, at its option, terminate the Participant's Account or, until otherwise notified in writing by the Participant, continue to apply to the purchase of Additional Shares for the Participant's Account all funds thereafter credited to the Participant's Account pursuant to Item 1 above.

11. Any dividends in the form of shares of Common Stock and any shares resulting from a split of Common Stock distribution by HUBCO on Additional Shares accumulated in the Participant's Account will be credited to the Participant's Account and reflected in the Statement described in Item 4 above. In the event that HUBCO makes available to the holders of its Common Stock (1) rights to purchase additional shares of Common Stock, convertible debentures or other securities of HUBCO, Inc. or (2) any securities of any other issuer or shares of any class of HUBCO other than shares of Common Stock, ASTC will, except as otherwise provided in this Item 11, sell such rights or other securities, as the case may be (the "Dividend Securities"), accruing to the Additional Shares credited to the Participant's Account and apply the resulting funds to the purchase of Additional Shares for the Participant's Account prior to or in conjunction with the application of the next Dividend or Voluntary Cash Payment. The price at which ASTC shall be deemed to have sold Dividend Securities for the Participant's Account shall be the average price of all Dividend Securities sold by it as agent for all Participants in the Plan. If Participant wishes to receive the Dividend Securities, Participant should request ASTC, prior to the record date for payment of the Dividend Securities, to issue certificates to participant for the Dividend Securities so that these specific Dividend Securities accruing to participant's Additional Shares will flow directly to Participant. Any fractional unit of Dividend Securities will be sold by ASTC and the resulting funds will be applied to the purchase of Additional Shares for the Participant's Account as provided above in this Item 11.

12. A Participant will be sent a proxy covering all shares held by such Participant, including Additional Shares accumulated in the Participant's Account. Shares will be voted in accordance with the Participant's instruction; if no proxy is received from the Participant, no shares will be voted.

13. It is understood that the automatic investment of dividends under this program does not relieve the Participant of any income tax which may be payable on such dividends. ASTC will report to each Participant the amount of dividends credited to his or her Account, as well as the taxable income resulting from the payment of brokerage commissions by HUBCO.

14. ASTC shall incur no liability hereunder for any action taken, suffered or omitted by it in good faith including, without limitation, any claim of liability (1) arising out of failure to terminate the Participant's Account, upon the Participant's death or otherwise, prior to the receipt of notice in writing of such death or termination, and (2) with respect to the price at which Additional Shares are purchased or Additional Shares or Dividend Securities are sold for the Participant's Account and the terms on which such purchases and sales are made, subject to applicable provisions of Federal Securities Laws.

15. Except as provided in Item 13 above with respect to notice of termination or participation in the Plan, any notice, instruction, request or election which by any provisions of the Plan is required or permitted to be given or made by the Participant to ASTC shall be in writing and shall be deemed to have been sufficiently given or made for all purposes by being deposited, postage prepaid, in a post office letter box addressed to American Stock Transfer & Trust Company, Dividend Reinvestment Department, 40 Wall Street, 46th Floor, New York, New York 10005.

16. Any notice or certificate which by any provision of the Plan is required to be given by ASTC to the Participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited, postage prepaid, in a post office letter box addressed to the Participant at his or her address as it shall last appear on ASTC records.

17. The terms and conditions of the Authorization for the Dividend Investment Plan of HUBCO and its operation shall be governed by and construed in accordance with the laws of the State of New York.

18. HUBCO reserves the right to appoint a successor agent under the Plan.